PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of October 17, 2005, is by and between El-Mo-Mex, Inc., a Delaware corporation (“Seller”), and The Kansas City Southern Railway Company, a Missouri corporation (“Buyer”). Seller and Buyer are referred to together as the “Parties”.

Seller and Buyer agree as follows:

1. Purchase and Sale.

Seller will sell, and Buyer will buy, the 75 SD70MAC Locomotives listed on Schedule I (the “Locomotives”) on the terms and subject to the conditions set forth in this Agreement. Buyer may, by three days advance written notice to Seller, assign to NAFTA Rail, S.A. de C.V. (“NAFTA Rail”) Buyer’s rights to purchase the Locomotives that are located in Mexico on the Closing Date.

2. Purchase Price.

The purchase price for the Locomotives is (i) $32,625,000 (“Cash Purchase Price”), payable by wire transfer at Closing, and (ii) the assumption of the principal and accrued and unpaid interest as of the Closing Date of the indebtedness (the “Indebtedness”) secured by the Locomotives and held by Export Development Canada and Kreditanstalt Fur Wiederaufbau (together the “Lenders”), but after giving effect to the payment on the Indebtedness to be made by Seller as provided in Section 10(c) of this Agreement.

3. Assignment and Assumption of TFM Lease.

In connection with the purchase and sale of the Locomotives, (i) Seller will assign to Buyer all of Seller’s rights under the Sublease of Locomotives dated as of September 8, 1999 (the “TFM Lease”) between General Motors de Mexico, S. de R.L. de C.V., as Lessor (under which Seller will be Lessor as of Closing) and TFM, S.A. de C.V. (“TFM”), as Lessee, and (ii) Buyer will assume all of Seller’s obligations under the TFM Lease arising on and after the Closing. In order to effect such assignment and assumption, at Closing Seller and Buyer will execute and deliver an Assignment and Assumption of TFM Lease in the form of Exhibit A to this Agreement.

4. Disposition of Funds Held Under Trust Agreement.

Funds held as of the Closing Date by BANCO NACIONAL DE MEXICO, S.A., División Fiduciaria, Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex (formerly CITIBANKMÉXICO, S.A., Grupo Financiero Citibank, Division Fiduciaria) as Trustee (the “Trustee”) under the Irrevocable Guaranty and Trust Administration Agreement dated as of September 14, 1999, as amended by the First Amendment of Trust Agreement dated as of March 14, 2003 (as so amended, the “Trust Agreement”), shall be distributed as follows:

To Buyer: an amount equal to the prepaid and unaccrued rent under the TFM Lease.

To Controladora General Motors, S.A. de C.V.: the balance

As a condition to Closing, the Trust Agreement will be terminated by the parties thereto, and Buyer and Seller will direct the Trustee to distribute the funds held pursuant thereto as provided above.

5. Assignment of Rights under Purchase Agreement.

Effective as of Closing, Seller assigns to Buyer all of Seller’s rights under the Purchase Agreement for the Locomotives dated September 3, 1999 (the “Locomotive Purchase Agreement”) between Electro-Motive Division of General Motors Corporation and (by assignment) Seller. Buyer acknowledges that certain rights under the Locomotive Purchase Agreement have been assigned to Lenders pursuant to a Warranties Assignment Agreement dated September 8, 1999.

6. Closing.

The Closing of the purchase and sale contemplated by this Agreement shall take place on October 21, 2005 (or such other date on or prior to October 31, 2005 to which the parties agree) (“Closing Date”) at the office of McLachlan, Rissman & Doll, Chicago, Illinois, through exchange of documents by courier and facsimile transmission and payment of the Cash Purchase Price by wire transfer.

7. Seller’s Closing Deliveries.

At the Closing, Seller will deliver:

a. Bills of Sale in the form of Exhibit B-1 and Exhibit B-2, duly executed by Seller;

b. A Guaranty in the form of Exhibit C (the “Guaranty”), duly executed by General Motors Corporation (“General Motors”);

c. The Assignment and Assumption of TFM Lease in the form of Exhibit D, duly executed by Seller;

d. The Seller’s counterpart original of the TFM Lease and originals of all documents evidencing Seller’s ownership and title to the Locomotives;

e. A duly executed instrument, in recordable form, with respect to any STB, UCC, Canadian or other filing made by Seller or any of its predecessors in interest against the Locomotives or the TFM Lease, evidencing the termination of such filing or an assignment of such filing to Buyer, such instruments to be provided to Seller by Buyer at least five days in advance of Closing; and.

f. Incumbency Certificates with respect to the officership of the persons executing this Agreement and the instruments described above on behalf of Seller and General Motors.

8. Buyer’s Closing Deliveries.

At the Closing Buyer will deliver:

a. A wire transfer of the Cash Purchase Price to an account specified by Seller in writing in advance of the Closing;

b. The Assignment and Assumption of TFM Lease (the “Assignment and Assumption Agreement”) in the form of Exhibit C, duly executed by Buyer; and

c. An Assignment and Assumption of Loan Agreement with attached Release by Lenders of Assignor duly executed by Lenders in the form of Exhibit E hereto.

9. Disclaimers.

The Locomotives and the TFM Lease are sold hereunder AS IS, WHERE IS, without representation or warranty, except for the representations expressly made in this Agreement, the Bill of Sale, the Guaranty or the Assignment and Assumption Agreement. Each party has made its own investigation of the tax consequences of the transactions contemplated by this Agreement and has not relied on any representation or assurance of any other party as to such tax matters.

10. Closing Conditions.

Closing of the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

a. Execution by the Lenders of the Assignment and Assumption of Loan Agreement and the attached Lenders Release of Assignor in the form of Exhibit D;

b. Execution by the parties thereto of the Termination of the Trust Agreement pursuant to a Termination of Trust Agreement in the form of Exhibit E hereto;

c. Payment by Seller to Lenders of an amount equal to the sum of (i) accrued and unpaid interest on the Indebtedness and (ii) amortization of the principal of the Indebtedness from the date of the last payment date on the Indebtedness and the Closing Date; and

d. Delivery of the documents described in Sections 7 and 8 hereof.

11. Representations and Warranties of Seller.

Seller represents and warrants as follows:

(a) Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Exhibits hereto to which Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Exhibits hereto to which Seller is a party and the execution and delivery of the Guaranty by General Motors have been duly authorized by all necessary corporate action on the part of Seller and General Motors. This Agreement constitutes, and the Exhibits to which Seller is a party when executed and delivered by Seller will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement or the Exhibits hereto, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with any agreement to which Seller is a party.

(d) Brokers’ Fees. Except for any commission due Railroad Financial Corporation, which Seller agrees to pay and to indemnify Buyer against, Seller has not incurred any liability or obligation for fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Locomotives. At the Closing, Seller will have good title to the Locomotives, free and clear of any encumbrance arising through Seller or its predecessor owners of the Locomotives, other than (i) the TFM Lease and (ii) the security interests in favor of the Lenders to secure the Indebtedness. At the Closing, Seller will be the sole legal and beneficial owner of the Locomotives.

(f) Title to TFM Lease. As of the Closing Date, Seller will have all rights of Lessor under the TFM Lease (including the rights to receive rents, indemnities or other amounts or obligations payable or to be performed by TFM thereunder), other than the rights granted to Lenders to secure the Indebtedness. Except for rights granted to the Lenders to secure the Indebtedness, Seller has made no prior conveyance of the TFM Lease or its rights thereunder.

(g) No Presence in Mexico. Seller does not have an office or other legal presence in Mexico.

12. Representations and Warranties of Buyer.

Buyer represents and warrants as follows:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Exhibits to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and the Exhibits to which Buyer is a party when executed and delivered by Buyer will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement or the Exhibits hereto to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter or bylaws of Buyer or (ii) conflict with any agreement to which Buyer is a party.

(d) Brokers’ Fees. Except for any commission due AMA Capital Partners, which Buyer agrees to pay and to indemnify Seller against, Buyer has not incurred any liability or obligation for fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

13. Taxes.

Any taxes arising from the transactions contemplated by this Agreement in the nature of transfer taxes, sales taxes, value added taxes, goods and services taxes or similar taxes (a “Sales Tax”) shall be paid or reimbursed by Buyer. Buyer represents to Seller that on the Closing, each of the Locomotives will be physically present in Mexico or in one of the U.S. States identified on Schedule II hereto. Upon Seller’s receipt of any proposed or actual assessment of a Sales Tax, Seller shall provide timely notice to Buyer and, in such event, Buyer (i) shall have the right to contest any such assessment or proposed assessment of any Sales Tax reportable on a tax return of Seller by appropriate judicial or administrative proceedings, or both, and Seller agrees to take any action reasonably requested by Buyer in connection with any such contest; and (ii) shall have the right to require Seller to contest any such assessment or proposed assessment of any Sales Tax reportable on a tax return of Seller by appropriate judicial or administrative proceedings, or both (Buyer being allowed a reasonable opportunity to consult with and participate in such contest). Buyer agrees to indemnify, reimburse and hold Seller harmless from any costs or expenses in connection with any such contest, including reasonable attorneys’ fees and expenses. If, after any such contest, Seller shall nevertheless be required to pay any Sales Tax that it is being indemnified for by Buyer, Buyer, upon written notice from Seller, shall pay to the appropriate taxing authorities the full amount thereof, including interest and penalties thereon, if any. Nothing herein shall require any party to provide the other with any of its federal, state or local income tax returns. Notwithstanding the foregoing, in reliance on the representation of Seller contained in the second sentence of this Section 11, Seller agrees that it will not report the sale of the Locomotives as taxable on the schedule of transactions that it submits to any taxing authority for purposes of assessment of Sales Tax.

14. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or the rules and regulations of any securities exchange on which any securities of such Party (or its parent corporation) are traded (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing and shall be deemed duly given when received by the addressee (as evidenced by tracking reports of such overnight courier, if sent by overnight courier), charges prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

The Kansas City Southern Railway Company

Attn: Senior Vice President & General Counsel

PO Box 219335

Kansas City MO 64121-9335

Address of Buyer for Courier and Similar Delivery:

The Kansas City Southern Railway Company

Attn: Senior Vice President & General Counsel

427 West 12th Street

Kansas City MO 64105

Copy to:

The Kansas City Southern Railway Company

Attn: Executive Vice President & CFO

PO Box 219335

Kansas City MO 64121-9335

If to Seller:

El-Mo Mex, Inc.

c/o General Motors Corporation

Treasurer’s Office

767 Fifth Avenue

New York, NY 10153

Attention: Kevan Parekh

Copies to:

Raymond A. Krause

Executive Director
North American Privacy
General Motors Corporation, M/C: 482-C25-A36

300 Renaissance Center, Detroit, MI 48265-3000

and

John H. Doll

McLachlan, Rissman & Doll

676 North Michigan Ave., Ste 2800

Chicago, IL 60611

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Each Party submits to the jurisdiction of, and waives any venue objection against, the United States District Court for the Northern District of Illinois (or any court of the State of Illinois located in such district) in any litigation arising out of this Agreement.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated whether or not Closing occurs.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

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[signature page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

El-Mo-Mex, Inc.	The Kansas City Southern
Railway Company
By: /s/ Raymond A. Krause	By: /s/ Ronald G. Russ

Title: President	Title: Executive Vice President & Chief Financial Officer